Exhibit 3.29

RESTATED ARTICLES OF ORGANIZATION

OF

MERITAGE HOMES OF TEXAS JOINT VENTURE HOLDING COMPANY, LLC

Pursuant to the Texas Business Organizations Code, Meritage Homes of Texas Joint Venture Holding Company, LLC adopts the following Restated Articles of Organization.

ARTICLE I

NAME. The name of the Company is Meritage Homes of Texas Joint Venture Holding Company, LLC.

ARTICLE II

DURATION. The Company shall have perpetual existence; provided, however, that the Company may be dissolved in accordance with the terms of its company agreement.

ARTICLE III

PURPOSE. The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Texas Limited Liability Company Act.

ARTICLE IV

REGISTERED OFFICE AND AGENT. The name of the Company’s registered agent, and the address of the registered office, are, respectively, Corporate Service Company d/b/a CSC-Lawyers Incorporating Service Company and 211 E. 7th Street, Suite 620, Austin, TX, USA 78701.

ARTICLE V

MANAGEMENT. The limited liability company will not have managers. The Company is to be managed by its member. The name and address of its sole member is Meritage Homes of Texas, LLC, 17851 N. 85th Street, Suite 300, Scottsdale, AZ 85255.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on behalf of the Company on this 10th day of May 2012.

MERITAGE HOMES OF TEXAS, LLC

By:	Meritage Homes of Texas Holding, Inc.
Its:	Sole Member

By:	/s/ LARRY W. SEAY
	Name:	Larry W. Seay
	Title:	Executive Vice President, Chief
Financial Officer and Assistant Secretary